Exhibit 99.1

Seattle Genetics Reports Second Quarter 2012 Financial Results

-$34.7 Million in ADCETRIS® Net Product Sales in Second Quarter 2012-

-Emerging ADCETRIS Clinical Data Reinforce Potential in Broad Array of CD30-Positive Cancers-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — August 8, 2012 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter ended June 30, 2012. The company also highlighted progress with ADCETRIS (brentuximab vedotin) commercialization activities, ongoing and planned clinical trials and upcoming milestones.

“As the leader in developing antibody-drug conjugate therapies, we along with our many collaborators are using our technology to change the way cancer is treated,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “We remain focused on making ADCETRIS available to patients, and we are delivering on this priority both through continued commercial initiatives for patients in the labeled indications, as well as through our robust clinical development of ADCETRIS in earlier lines of therapy and other CD30-positive malignancies. We are also focused on advancing our robust pipeline of ADC candidates and leveraging our ADC technology in collaborations to further advance the treatment of cancer.”

Recent ADCETRIS Highlights

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Announced that Takeda Pharmaceutical Company Limited and Millennium: The Takeda Oncology Company received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) for the conditional approval of ADCETRIS for relapsed or refractory CD30-positive Hodgkin lymphoma (HL) and relapsed or refractory systemic anaplastic large cell lymphoma (sALCL), supporting an approval decision for ADCETRIS in the European Union.

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Announced that Health Canada has accepted for review a New Drug Submission (NDS) for the use of ADCETRIS in relapsed HL and sALCL. The NDS will be reviewed under the Health Canada policy of Notice of Compliance with Conditions.

•	Received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) supporting the design of a planned phase III clinical trial of ADCETRIS in front-line advanced HL.

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Reported clinical data at the 2012 American Society of Clinical Oncology (ASCO) annual meeting demonstrating activity and tolerability of ADCETRIS in the retreatment setting and in CD30-positive non-Hodgkin lymphomas, including diffuse large B-cell lymphoma, as well as CD30 expression from a screening protocol in non-lymphoma malignancies. These data support further evaluation of ADCETRIS in these settings.

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Reported follow-up data at the European Hematology Association (EHA) annual meeting from the ongoing assessment of overall survival of patients treated on the pivotal clinical trial of ADCETRIS in relapsed or refractory HL after autologous stem cell transplant (ASCT). These data showed that more than 50 percent of patients were alive at a median follow-up of 26.5 months.

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Reported clinical data from an investigator-sponsored phase II clinical trial of ADCETRIS in patients with cutaneous T-cell lymphoma (CTCL) demonstrating a 75 percent objective response rate (12 of 16 patients). Adverse events were mostly Grade 1 or 2, with the most common related events being peripheral neuropathy (76 percent), fatigue (65 percent), decreased appetite (30 percent) and generalized skin eruption (30 percent). These data were presented at the Society for Investigative Dermatology annual meeting, and support further evaluation of ADCETRIS in the treatment of CTCL.

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In collaboration with Millennium, initiated an international phase III clinical trial of ADCETRIS for relapsed CD30-positive CTCL (the ALCANZA trial). The trial is being conducted under an SPA with the FDA.

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Supported initiation of three additional investigator-sponsored trials (ISTs), including trials to evaluate ADCETRIS in the treatment of graft-vs-host disease. A total of ten ADCETRIS ISTs are ongoing, and the company expects multiple additional ISTs to begin during 2012.

Other Recent Highlights

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Presented interim data from a phase I clinical trial evaluating ASG-5ME for the treatment of castration-resistant prostate cancer (CRPC) demonstrating tolerability at doses up to 3.0 milligrams per kilogram and showing preliminary evidence of antitumor activity. ASG-5ME is being developed in collaboration with Agensys, an affiliate of Astellas.

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Achieved a milestone under our ADC collaboration with Genentech triggered by Genentech’s submission of an investigational new drug (IND) application to the FDA for an ADC utilizing Seattle Genetics’ technology for the treatment of cancer; Genentech has nine ADCs currently in clinical development utilizing Seattle Genetics’ technology.

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Achieved a milestone under our ADC collaboration with Millennium triggered by Millennium’s initiation of a phase I clinical trial of an ADC targeted to Guanylyl Cyclase C (GCC) for gastrointestinal malignancies.

Upcoming Milestones

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Completing target enrollment during the third quarter of the phase III AETHERA trial designed to evaluate the use of ADCETRIS in patients at high risk of residual HL following ASCT, also described as maintenance therapy in the post-ASCT setting.

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Anticipating that Millennium/Takeda will receive a positive decision from the European Commission by the end of 2012 regarding the ADCETRIS marketing authorization application in the European Union, following the CHMP opinion received in July 2012. Approval of ADCETRIS in the European Union will trigger $25 million in milestone payments to Seattle Genetics.

•	Initiating a phase III clinical trial of ADCETRIS in front-line advanced stage HL by late 2012 or early 2013. The trial will be conducted under an SPA with the FDA.

•	Initiating a phase III clinical trial of ADCETRIS in front-line mature T-cell lymphomas, including sALCL, by late 2012 or early 2013.

•	Initiating a phase II clinical trial of single-agent ADCETRIS for front-line treatment of elderly patients with HL by the end of 2012.

•	Expecting a review decision from Health Canada in early 2013 for ADCETRIS in relapsed HL and sALCL.

•	Anticipating multiple ADCETRIS, product pipeline and ADC collaborator data presentations at upcoming medical meetings, including the American Society of Hematology (ASH) annual meeting.

•	Initiating a phase Ib clinical trial to evaluate SGN-75 in combination with everolimus, an mTOR inhibitor, for advanced metastatic renal cell carcinoma.

•	Submitting an IND application for SGN-CD19A, a CD19-targeted ADC, during 2012.

Second Quarter and First Six Months 2012 Financial Results

Revenues in the second quarter of 2012 were $48.8 million, compared to $13.1 million in the second quarter of 2011. Revenues for the six month period ended June 30, 2012 were $97.1 million, compared to $25.2 million in 2011. Revenues in 2012 include ADCETRIS net product sales of $34.7 million in the second quarter and $69.2 million for the year to date. Second quarter revenues in 2012 include ADCETRIS royalty revenues of $1.2 million related to sales of ADCETRIS by Millennium under its international named patient program. Revenues also reflect amounts earned under the company’s ADCETRIS and ADC collaborations, which increased approximately 6 percent for the year-to-date in 2012 compared to 2011.

Total costs and expenses for the second quarter of 2012 were $66.1 million, compared to $64.8 million for the second quarter of 2011. For the first six months of 2012, total costs and expenses were $129.9 million, compared to $110.0 million in the first six months of 2011. The planned increases in 2012 costs and expenses were primarily driven by ADCETRIS commercialization and research and clinical development activities in addition to research and development of the company’s other ADC pipeline programs.

Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Seattle Genetics co-funds development activities performed by Millennium under the collaboration, which reduces the amount of reimbursement payments received from Millennium.

Non-cash, share-based compensation expense for the first half of 2012 was $11.6 million, compared to $8.5 million in the first half of 2011.

Net loss for the second quarter of 2012 was $17.2 million, or $0.15 per share, compared to a net loss of $51.5 million, or $0.45 per share, for the second quarter of 2011. For the six months ended June 30, 2012, net loss was $29.5 million, or $0.25 per share, compared to a net loss of $84.2 million, or $0.76 per share, for the same period in 2011.

As of June 30, 2012, Seattle Genetics had $330.3 million in cash, cash equivalents and investments, compared to $330.7 million as of December 31, 2011. Cash, cash equivalents and investments as of June 30, 2012 increased by $21.5 million from March 31, 2012 primarily reflecting payments received from ADCETRIS product sales.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at

www.seattlegenetics.com, under the Investors and News section, or by calling (866) 225-8754 (domestic) or (480) 629-9643 (international). The access code is 4555600. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4555600. The telephone replay will be available until 4:00 p.m. PT on Friday, August 10, 2012.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The FDA granted accelerated approval of ADCETRIS in August 2011 for two indications. ADCETRIS is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has three other clinical-stage ADC programs: SGN-75, ASG-5ME and ASG-22ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Agensys (an affiliate of Astellas), Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials and expectations for additional regulatory approvals. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the safety and/or efficacy results of our clinical trials of ADCETRIS affect the commercial potential or ability to initiate future clinical trials of ADCETRIS. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2012	December 31, 2011
Assets
Cash, cash equivalents, and investments	$330,337	$330,696
Other assets	89,692	94,520

Total assets	$420,029	$425,216

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$52,154	$53,048
Deferred revenue and long-term liabilities	149,358	153,319
Stockholders’ equity	218,517	218,849

Total liabilities and stockholders’ equity	$420,029	$425,216

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues
Net product sales	$34,691	$—	$69,187	$—
Collaboration and license agreement revenues	12,894	13,054	26,643	25,225
Royalty revenues	1,238	—	1,238	—

Total revenues	48,823	13,054	97,068	25,225

Costs and expenses
Cost of sales	2,995	—	6,066	—
Cost of royalty revenues	502	—	502	—
Research and development	42,755	49,643	81,242	82,077
Selling, general and administrative	19,862	15,197	42,047	27,910

Total costs and expenses	66,114	64,840	129,857	109,987

Loss from operations	(17,291)	(51,786)	(32,789)	(84,762)
Investment and other income, net	55	280	3,255	582

Net loss	$(17,236)	$(51,506)	$(29,534)	$(84,180)

Basic and diluted net loss per share	$(0.15)	$(0.45)	$(0.25)	$(0.76)

Weighted-average shares used in computing basic and diluted net loss per share	117,252	113,996	116,800	111,270